Exhibit 99.2

WAIVER

WITH RESPECT TO

8% FIXED PROMISSORY NOTE

This Waiver, dated as of January 13, 2021 (this “Waiver”), is made by White Lion Capital LLC, a Nevada limited liability company (the “Investor”), in favor of RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company” and, together with the Investor, the “Parties”). Capitalized terms used and not defined herein have the respective meanings assigned to them in the Note (as defined below).

WHEREAS, the Company issued to the Investor an 8% Fixed Promissory Note, dated July 28, 2020, as amended by that Amendment No. 1 to 8% Fixed Promissory Note, dated September 30, 2020 (as amended, the “Note”);

WHEREAS, on December 11, 2020, the Company’s common stock (the “Common Stock”) was delisted by the OTC QB Venture Market due to the Company’s failure to meet minimum listing requirements;

WHEREAS, pursuant to Section 3(a)(xi) of the Note, such delisting constitutes an Event of Default under the Note;

WHEREAS, in order for the Common Stock to recommence trading on the OTC QB Venture Market, the Common Stock must maintain a closing bid price of at least $0.01 for 30 consecutive calendar days, and to increase the likelihood of meeting this standard, the Company effectuated a 10-for-1 reverse stock split on January 5, 2020; and

WHEREAS, the Company has requested that the Investor waive the Event of Default triggered by the delisting of its Common Stock until February 9, 2021.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Waiver. The Investor hereby waives the Event of Default set forth in Section 3(a)(xi) of the Note through and until February 9, 2021, such that the delisting of the Company’s Common Stock shall not constitute an Event of Default under the Note until such date. For the avoidance of doubt, if the Company’s Common Stock is relisted on the OTC QB Venture Market on or prior to February 9, 2021, the Parties agree that no Event of Default shall have occurred with respect to the previous delisting.

2. No Other Modifications. Except as expressly set forth herein, nothing contained in this Waiver will be deemed or construed to amend, supplement, or modify the Note or otherwise affect the rights and obligations of any party thereto, or any other arrangement between or among the Parties, all of which remain in full force and effect.

3. Miscellaneous.

(a) This Waiver shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Delaware without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.

(b) This Waiver shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c) This Waiver may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.

(d) This Waiver constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Waiver as of the date first written above.

RESPIRERX PHARMACEUTICALS INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Title:	SVP, CFO, Treasurer and Secretary

WHITE LION CAPITAL LLC

/s/ Yash Thukral
By:	Yash Thukral
Title:	Managing Partner